UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 15, 2009

BASELINE OIL & GAS CORP.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-51888	30-0226902
State of Incorporation	Commission File Number	IRS Employer I.D. Number

411 North Sam Houston Parkway East, Suite 300, Houston, Texas 77060

Address of principal executive offices

Registrant’s telephone number: (281) 591-6100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Termination Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On June 15, 2009, Baseline Oil & Gas Corp. (“we”, “us” or “the Company”) incurred an Event of Default under that indenture dated October 1, 2007, as amended by that First Amended and Restarted Indenture dated October 29, 2009 (the “Restated Indenture”) governing the Company’s outstanding 12 1/2% Senior Secured Notes due 2012 and 15% Senior Secured Notes due 2009 (the “15% Notes”).

Under the Restated Indenture, the 15% Notes matured on June 15, 2009, at which time we were obligated to pay, in full, the outstanding principal amount of the 15% Notes, together with all accrued and unpaid interest thereon. Our failure on June 15, 2009 to pay such principal amount and interest, in the approximate aggregate sum of $114.8 million constituted an immediate Event of Default pursuant to (and as defined in) the Restated Indenture. The above Event of Default entitles the Trustee (as defined in the Restated Indenture), acting of its own accord or at the direction of the holders of a majority of the aggregate outstanding principal amount of the 15% Notes, to institute proceedings against the Company to collect monies due and owing and/or to foreclose on the Collateral (as defined in the Restated Indenture), including substantially all of the Company’s assets, securing such payment obligations.

We have not identified a means to repay the 15% Notes currently due and owing. As disclosed previously, we have engaged a financial advisor to advise the Company on courses of action available to us, including, without limitation, available financing and capital restructuring alternatives, targeted cost reductions, the sale of assets and the sale or merger of the Company. If we are not able to successfully or timely implement one or more of these strategies, or in order for us to implement one or more of these strategies, we may voluntarily seek protection under the U.S. Bankruptcy Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 19, 2009	Baseline Oil & Gas Corp.

	By:	/s/ Thomas R. Kaetzer
Name: Thomas R. Kaetzer
Title: President